EXHIBIT 4

JOINT FILING AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:	January 17, 2011	/s/ Bernard A. Brown
Bernard A. Brown

Date:	January 17, 2011	/s/ Shirley G. Brown
Shirley G. Brown

Date:	January 17, 2011	Vineland Construction Company
		By:	/s/ Bernard A. Brown
		Its:	President

Date:	January 17, 2011	The Brown Foundation
		By:	/s/ Bernard A. Brown
		Its:	Manager / Trustee

Date:	January 17, 2011	National Distribution Centers of Delaware, Inc.
		By:	/s/ Bernard A. Brown
		Its:	Vice President